Amendment to Participation Agreement
As of June 25, 2021 by and among
Franklin Templeton Variable Insurance Products Trust Franklin/Templeton Distributors, Inc.
Legg Mason Investor Services, LLC Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey Prudential Insurance Company of America

This Amendment ("Amendment") to the Participation Agreement by and among Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc., a New York Corporation ("FTDI" and together with the Trust, "we," "our," or "us"), and Pruco Life Insurance Company, Pruco Life insurance Company of New Jersey and Prudential Insurance Company of America (each, the "Company," "you" or "your"), each Company on its own behalf and on behalf of certain of its Accounts, is made as of June 25, 2021, by and among the Trust, FTDI, each Company, and Legg Mason Investor Services, LLC, a registered broker dealer and affiliate of FTDI ("LMIS", and together with the Trust, FTDI, and each Company, the "Parties"). Unless otherwise indicated, the terms defined in the Participation Agreement shall have the same meaning in this Amendment.
RECITALS

WHEREAS, on July 31, 2020, Franklin Resources, Inc. ("FRI"), the parent company of FTDI, acquired Legg Mason, Inc., the parent company of LMIS, which resulted in LMIS becoming an indirect wholly owned subsidiary of FRI; and
WHEREAS, in connection with an internal reorganization (the "Reorganization"), FTDI will be merged into LMIS, as a consequence of which LMIS, as the surviving entity, will assume all of FTDI's rights and obligations under the Participation Agreement by operation of law; and
WHEREAS, the Reorganization will take place in two phases, involving (1) a redomestication and change of name transaction, in which FTDI will become a Delaware limited liability company under the name of Franklin Templeton Distributors, LLC ("FTD LLC") followed by (2) the merger of FTD LLC into LMIS; and
WHEREAS, upon the closing of the Reorganization, LMIS will be renamed Franklin Distributors, LLC
("FD LLC"); and
WHEREAS, the Participation Agreement currently defines the term "Underwriter" to refer to FTDI.

NOW THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the Parties agree as follows: 1. Underwriter. Upon the closing of the Reorganization, the term Underwriter, as used in the Participation Agreement, shall refer to FD LLC; the terms "we," "our," and "us" shall refer to the Trust together with FD LLC.

2. Continuation of Participation Agreement. Except as stated in Section 1 of this Amendment with respect to references to the Underwriter, the Participation Agreement, including all representations, warranties, terms, covenants and conditions and all Schedules thereto, shall continue to be in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officer to execute this Amendment.

Franklin Templeton Variable Insurance Products Trust
By:
Name:
Title: Vice President

Franklin/Templeton Distributors, Inc.

By:
Name
Title: President

Legg Mason Investor Services, LLC

By:
Name:
Title: COO, U.S. Distribution

Pruco Life Insurance Company

By:
Name:
Title: Vice President

Pruco Life Insurance Company of New Jersey

By:
Name:
Title: Vice President

2

Prudential Insurance Company of America

By:
Name:
Title: Senior Vice President